Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS FOURTH QUARTER AND FISCAL 2007 FINANCIAL RESULTS

New York, NY, September 24, 2007 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

For the fourth quarter of fiscal 2007, ended June 30, 2007, Comtex’s revenues were $1.8 million, approximately the same as the fourth quarter of fiscal 2006.  The Company reported $85,000 of operating income and net income of $86,000, or $0.01 per share for the fourth quarter of fiscal 2007, compared to a $(198,000) fourth quarter operating loss and a net loss of approximately $(212,000), or $(0.02) per share, for the quarter ended June 30, 2006.

For the year ended June 30, 2007, Comtex reported revenues of $7.1 million, down from $7.7 million for the fiscal year ended June 30, 2006.  The decline in revenues is primarily the result of business consolidations among clients. For fiscal 2007, Comtex had operating income of $168,000 and a net loss of $(107,000), or $(0.01) per share, versus an operating loss of $(364,000) and a net loss of $(458,000), or $(0.03) per share, in the previous year.  The net loss for the 2007 fiscal year was primarily the result of a non-cash charge associated with the accounting treatment of the repayment of the Company’s $857,000 Note Payable.  During fiscal 2007, in order to save the Company the continuing costs of servicing its Note Payable, Comtex entered into a Note Repayment Agreement to settle the Note for a combination of cash and restricted stock.  In accordance with SFAS No. 84, Induced Conversions of Convertible Debt, the Company recorded a non-cash expense of $234,336 for this transaction.

For fiscal 2007, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $322,000 compared to $690,000 for the previous fiscal year.  For the fourth quarter of fiscal 2007, EBITDA was $119,000 compared to negative EBITDA of $(142,000) for the fourth quarter of 2006.  The decline in annual EBITDA is primarily the result of decreased revenues plus increased operating and other expenses in the current fiscal year.

“During fiscal 2007, besides enhancing its core news products, Comtex expanded its innovative, new SmarTrend® market product line to include a daily stock market letter (Morning Call) and selected stock news (SmarTrend Spotlights), in addition to our banner product, SmarTrend Alerts. All these products are now available to consumers via subscription at our new website www.mysmartrend.com,” stated Chip Brian, Comtex’s President and CEO.  “We are also pleased to have strengthened our balance sheet by repaying our long term debt obligations during this past fiscal year,” he concluded.

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Comtex Announces Fiscal 2007 Financial Results	Page 2
September 24, 2007

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex now also provides several SmarTrend Alert products to consumers, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLE FOLLOWS

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Comtex Announces Fiscal 2007 Financial Results	Page 3
September 24, 2007

Comtex News Network, Inc. Selected Financial Data (amounts in thousands, except per share amounts)

	Years Ended		Quarters Ended
	June 30		June 30
	(audited)		(unaudited)
	2007	2006	2007	2006
Revenues	$7,069	$7,677	$1,823	$1,781
Operating Income (Loss)	168	(364)	85	(198)
Net (Loss) Income	$(107)	$(458)	$86	$(212)
Net (Loss) Income Per Share,
Basic and Diluted	$(0.01)	$(0.03)	$0.01	$(0.02)
Weighted Avg. # Shares,
Basic and Diluted	14,238	13,675	15,294	13,700

Reconciliation to EBITDA:
Net (Loss) Income	$(107)	$(458)	$86	$(212)
Stock-based compensation	44	772	11	15
Depreciation & Amortization	110	282	22	41
Interest/Other Expense	269	78	-	14
Income Taxes	6	16	-	-
EBITDA	$322	$690	$119	$(142)

Please Note:  EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

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